EXHIBIT 99.1

FIRSTBANK NW CORP.                                   CONTACT:  Larry K. Moxley
1300 16th Avenue                                               Exec. VP & CFO
CLARKSTON, WA 99403                                            (509) 295-5100
NEWS RELEASE
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                        FIRSTBANK NW CORP. TO REPURCHASE
                   UP TO AN ADDITIONAL 5% OF ITS COMMON SHARES
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CLARKSTON, WA - August 27, 2004 - FirstBank NW Corp. (Nasdaq: FBNW), the holding company for FirstBank Northwest, today announced that its Board of Directors has authorized the repurchase of up to 5% of its common stock, or approximately 147,866. The new program will begin immediately, and shares will be repurchased from time to time in the open market depending on market conditions and the capital requirements of FirstBank NW Corp., and in accordance with securities laws and regulations The stock repurchase program announced on November 21, 2003 was completed in August 2004.

"The repurchase is consistent with the Board's ongoing capital management plan," said Clyde E. Conklin, President and Chief Executive Officer. "We evaluate all options on a regular basis in order to ensure we are consistent with our operating plan and our shareholders' interests. Stock repurchases are recognized as an excellent method to enhance trading liquidity and stock value. We anticipate repurchases within this authorization to be managed within compliance of our capital policy, and as our operating plan is executed." This repurchase program is the second since the completion of the acquisition of Oregon Trail Financial Corp. by FirstBank NW Corp. on October 31, 2003. Since July 1998, FirstBank NW Corp. has completed repurchases totaling 896,242 shares.

As reported previously, the Board of Directors declared a cash dividend of $0.17 per share for shareholders of record on August 11, 2004, which was paid on August 25, 2004.

FirstBank NW Corp. is the parent of FirstBank Northwest. Founded in 1920, FirstBank Northwest is based in Clarkston, Washington and operates 20 branch locations in Idaho, Washington, and Oregon. FirstBank Northwest is known as the local community bank, offering its customers highly personalized service in the many communities it serves. FBNW shares closed at $26.81 per share yesterday.

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which FirstBank NW Corp. operates, projections of future performance, and perceived opportunities in the market. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. FirstBank NW Corp.'s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors and risks. Accordingly, undue reliance should not be placed on such forward-looking statements. FirstBank NW Corp. undertakes no responsibility to update or revise any forward-looking statements.

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